EXHIBIT 99.1

Harbinger Group Inc. Reports $1 Billion in Revenues for Third Quarter Fiscal 2012 on Continued Progress at Operating Subsidiaries

NEW YORK—August 10, 2012-- Harbinger Group Inc. ("HGI"; NYSE: HRG) today announced its consolidated results for the Fiscal 2012 third quarter ended July 1, 2012, which includes the results of its operating subsidiaries, Spectrum Brands Holdings, Inc. (“Spectrum Brands”), which comprises HGI’s Consumer Products segment, Fidelity & Guaranty Life Holdings, Inc. (“FGL”), which comprises HGI’s Insurance segment, and Salus Capital Partners, LLC (“Salus”), which comprises HGI’s Other Financial Services segment.

—	Consumer Products segment sales growth of 3% (or 6% excluding negative foreign exchange impact) led by strong increases from pet supplies and home and garden products.

—
Consumer Products segment operating income grew 21% and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) grew 4% (or 12% excluding negative foreign exchange impact) on higher sales, synergy benefits and cost reduction initiatives. Adjusted EBITDA margin represented 16% of net sales.

—
Insurance fixed indexed annuities (“FIA”) product sales surged 225% year on year to $461 million on market share gains by Prosperity EliteSM indexed annuities, maintaining FGL as a top 10 writer of FIAs, and bringing total FIA sales in the first half of calendar 2012 to over $1 billion.

—
Underlying value of Insurance segment reflected in net U.S. GAAP book value was $845 million (including accumulated other comprehensive income (“AOCI”) of $280 million) as of July 1, 2012, and net unrealized gains on investments were $696 million on a U.S. GAAP basis ($923 million on a statutory basis). FGL’s investment portfolio continues to be conservatively positioned, as it holds cash in excess of $1.5 billion, has shortened portfolio duration, and remains well matched against its liability profile.

—
HGI stock price appreciation of 50% from $5.18 to $7.79 per share during the quarter resulted in a $125 million liability increase related to the fair value of the preferred stock equity conversion feature, which represents a non-cash charge to HGI’s bottom-line.

—
Net loss attributable to HGI common and participating preferred stockholders was ($149 million) or ($1.07) per common share compared to net income of $211 million or $1.16 per common share in third quarter of Fiscal 2011, largely driven by the increase in liability of the preferred stock conversion feature.

—	HGI’s corporate cash and short-term investments position of approximately $404 million supports the company’s business strategy and growth of existing businesses.

Omar Asali, President of HGI said, “We are very pleased to report that our underlying operating businesses continue to grow and perform in this economic environment. The Spectrum Brands value model is winning as net sales grew 3% despite significant foreign exchange challenges, and reported record level adjusted EBITDA of $133 million in the fiscal third quarter, driven by sales growth from most of their product lines, and strong SG&A expense reduction. In our insurance business, Fidelity & Guaranty Life’s product sales tripled year on year, helping us reach as high as the number four position in the FIA market – a remarkable achievement for FGL’s employees and management team as we marked the one-year anniversary of this acquisition.”

“Additionally, Spectrum Brands announced this week the initiation of a dividend program that underscores its strong and sustainable free cash flow generation and its focus on delivering solid returns to its shareholders. Achieving this milestone is a significant accomplishment for Spectrum Brands, and we applaud their management team for their hard work and financial discipline that has enabled the company to make significant strides in value creation and long-term growth for its shareholders. Given Spectrum Brands’ strong performance, they now have the capacity to pay a one-time special dividend of $1.00 per common share and begin a recurring quarterly dividend program of $0.25 per common share. The dividend’s yield today is approximately 2.8%, and in future years Spectrum Brands will consider the opportunity to increase the dividend in line with the growth of their free cash flow.”

“Our leading market position today in the insurance business is a reflection of our strong management team and the power of our insurance franchise. Additionally, we continue to see opportunities to grow the business given FGL’s significant sales growth and excess levels of cash.”

“Salus Capital Partners, our asset-based lender, closed seven new asset-backed loan transactions and was net income positive for the month of June. Our financial position remains strong and we continue to evaluate opportunities to create value for our shareholders.”

HGI's consolidated revenues for its third quarter of Fiscal 2012 were $1.01 billion, compared to $1.03 billion for the same period in Fiscal 2011. Consumer Products revenues of $825 million were up 3% from $805 million in the same period last year. The Insurance and Financial Services group contributed $187 million to HGI’s revenues in the Fiscal 2012 third quarter compared to $230 million in the same period last year. The revenues from FGL’s strong product sales in the third quarter, which contributed to growth in FGL’s assets under management, will be reflected in future periods.

Consumer Products operating income increased to $95 million in the third quarter from $79 million in the same period of Fiscal 2011, representing a year on year increase of 21% driven primarily by higher sales and efficiency gains. Consumer Products delivered record adjusted EBITDA of $133 million, up 4% year-on-year (or 12% excluding the negative impact of foreign exchange).

The small appliances, pet supplies, home and garden control products, electric shaving and grooming products, and electric personal care products all reported higher revenues in the third quarter compared to the previous year, and sales growth excluding the negative impact of foreign exchange was 6%. Growth was strongest in pet supplies and home and garden product lines, which reported year-on-year sales increases of 9% and 7% respectively, helped by gains due to the FURminator and Black Flag acquisitions and growth in higher margin products. Battery sales decreased 4% due to negative foreign exchange impacts and weaker North America sales tempered by increases in Latin America and Europe.

Consumer Products gross profit for the third quarter was $292 million versus $294 million in the comparable period last year while gross profit margins decreased to 35% from 37% a year ago, primarily as a result of commodity prices and increased costs from sourced goods. Lower gross margin was more than offset by the $18 million reduction in SG&A expense at Spectrum Brands, attributable to cost synergies, a decline in integration charges from the acquisition of Russell Hobbs and positive foreign exchange impacts, which contributed to the strong increase in Consumer Products operating income and record adjusted EBITDA. Adjusted EBITDA is a non-U.S. GAAP measure that excludes interest, income tax expense, restructuring and related charges, acquisition and integration related charges and depreciation and amortization expenses - see “Non-U.S. GAAP Measures” and Table 3 for a reconciliation of adjusted EBITDA to the Consumer Product segment’s operating income.

Insurance FIA product sales improved substantially during the third quarter of Fiscal 2012 to $461 million, compared to $142 million in the comparable period last year. FIA sales volume in the third quarter was primarily driven by continued sales momentum of the newly launched Prosperity EliteSM product line. Accordingly, FGL has risen to as high as the top four market share position for FIA sales in 2012. FGL also experienced lower than expected surrender activity, growing overall assets under management to approximately $17 billion during the past two fiscal quarters.

The Insurance segment had an operating loss of $1 million for the third quarter of Fiscal 2012 compared to income of $50 million in the same period of Fiscal 2011. The decrease in the third quarter of Fiscal 2012 operating income compared to the third quarter of Fiscal 2011 was affected by lower interest rates period over period and a change in discount rates, which resulted in a $32 million adverse net effect in the FIA embedded derivative liability and a $7 million net effect of holding excess cash and cash equivalents. The current quarter also included an $11 million increase of primarily a one-time item in claims liability, after reinsurance, in connection with FGL’s use of the U.S. Social Security Administration’s Death Master File and similar databases to identify potential life insurance claims that have not yet been presented to FGL.

Partially offsetting these items were higher period over period realized investment gains, net of amortization, of $5 million from the opportunistic sale of certain investment securities. Adjusted operating income was $5 million (pre-tax) for the third quarter of Fiscal 2012, compared to $28 million for the same period last year. The $23 million decrease compared to the same period last year is primarily due to the $11 million net increase in the claims liability and the $7 million net effect of holding excess cash and cash equivalents as discussed above. Adjusted operating income is a non-U.S. GAAP insurance industry measure that eliminates the impact of realized investment gains (losses), the effect of interest rate changes on the FIA embedded derivative liability, and the effects of acquisition-related reinsurance transactions – see “Non-U.S. GAAP Measures” and Table 4 for a reconciliation of adjusted operating income to the Insurance segment’s operating income.

As of July 1, 2012, the Insurance segment’s investment portfolio had net unrealized gains on a U.S. GAAP basis of $696 million compared to net unrealized gains of $923 million on a statutory basis. FGL maintained a defensive position with its investment portfolio, and remains well matched against its liability profile.  FGL continued repositioning its investment portfolio, emphasizing shorter-dated and floating rate assets in its investment mix, and found opportunities to reduce some of its excess cash levels. Statutory unrealized gains differ substantially from U.S. GAAP because the amortized cost of FGL’s invested assets was adjusted to fair value as of the date HGI completed its acquisition of FGL under U.S. GAAP, while it was not adjusted for statutory reporting. FGL’s investment portfolio is reported at fair value under U.S. GAAP compared to amortized cost generally for statutory reporting. Because the investment portfolio is in an unrealized gain position for U.S. GAAP reporting, the reported value of assets available for meeting policyholder benefits is higher than reported in the statutory balance sheet where investments are reported at amortized cost.

HGI’s consolidated operating income was $81 million in the third quarter of Fiscal 2012 compared to operating income of $121 million in the same period of Fiscal 2011. The decrease was primarily a result of the $51 million decline in the Insurance segment and increased corporate compensation expenses in line with the growth of the business, partially offset by the $16 million improvement in the Consumer Products segment.

HGI reported a consolidated net loss attributable to common and participating preferred stockholders of ($149 million) or ($1.07) per common share compared to consolidated net income attributable to common and participating preferred stockholders of $211 million or $1.16 per common share in the same period of Fiscal 2011. HGI’s results for the Fiscal 2012 Quarter reflect primarily a non-cash charge of $125 million related to an increase in the fair value of the preferred stock equity conversion feature based on the strong rise in the market price of HGI’s common stock from $5.18 to $7.79 per share. In addition, HGI’s Fiscal 2011 results benefited from the $158 million one-time bargain purchase gain on the acquisition of FGL.

For the third quarter ended July 1, 2012, HGI continued to have a strong financial position to support its business strategy. At July 1, 2012, HGI held approximately $404 million in corporate cash and short-term investments.

For more information on HGI’s Consumer Products segment, interested parties should read Spectrum Brands' announcements and public filings, including Spectrum Brands’ third quarter earnings announcement, by visiting Spectrum Brands’ website:

http://www.spectrumbrands.com/

About Harbinger Group Inc.

Harbinger Group Inc. ("HGI"; NYSE: HRG) is a diversified holding company. HGI’s principal operations are conducted through subsidiaries that offer life insurance and annuity products, and branded consumer products such as batteries, personal care products, small household appliances, pet supplies, and home and garden pest control products. HGI is principally focused on acquiring controlling and other equity stakes in businesses across a diversified range of industries and growing its existing businesses. In addition to HGI’s intention to acquire controlling equity interests, HGI may also from time to time make investments in debt instruments and acquire minority equity interests in companies. Harbinger Group Inc. is headquartered in New York and traded on the New York Stock Exchange under the symbol HRG. For more information on HGI, visit: www.harbingergroupinc.com.

About Spectrum Brands Holdings, Inc.

On January 7, 2011, HGI completed the first step of its business strategy with the acquisition of Spectrum Brands Holdings, Inc. (NYSE: SPB). Spectrum Brands continues as a stand-alone company with its common stock traded on the New York Stock Exchange. Spectrum Brands, a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, Spectrum Brands offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Varta®, Remington®, George Foreman®, Black & Decker®, Russell Hobbs®, Toastmaster®, Farberware®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot® and Black Flag®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 120 countries. With nearly 6,000 employees in 43 countries, Spectrum Brands generated net sales of approximately $3.2 billion in Fiscal 2011. For more information, visit: www.spectrumbrands.com.

About Fidelity & Guaranty Life

On April 6, 2011, HGI completed the acquisition of the U.S. annuity and life insurance business of Old Mutual. Under new ownership, the companies have adopted a new corporate identity, Fidelity & Guaranty Life, as well as new insurance company names: Fidelity & Guaranty Life Insurance Company and Fidelity & Guaranty Life Insurance Company of New York. Headquartered in Baltimore, MD, the company focuses its efforts on serving middle market consumers seeking the safety, protection and income features of secure life insurance and annuity products. Products are distributed through Fidelity & Guaranty Life’s established, independent network of master general agents. Fidelity & Guaranty Life has approximately $17.1 billion of cash and investment assets under management as of July 1, 2012. For more information on Fidelity & Guaranty Life, visit: https://home.fglife.com.

Forward Looking Statements

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: Some of the statements contained in the Press Release may be forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by such forward-looking statements. These statements and other forward-looking statements made from time-to-time by HGI and its representatives are based upon certain assumptions and describe future plans, strategies and expectations of HGI, are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation, capital market conditions, the risk that HGI may not be successful in identifying any suitable future acquisition opportunities, the risks that may affect the performance of the operating subsidiaries of HGI and those factors listed under the caption "Risk Factors" in HGI’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission. In addition, the ability of HGI’s subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions is subject to numerous factors, including restrictions contained in such subsidiary’s financing agreements, availability of sufficient funds in such subsidiary, applicable state laws and regulatory restrictions and the approval of such payment by such subsidiary’s board of directors, which must consider various factors, including general economic and business conditions, tax considerations, strategic plans, financial results and condition, expansion plans, any contractual, legal or regulatory restrictions on the payment of dividends, and such other factors such subsidiary’s board of directors considers relevant including, in the case of FGL, target capital ratios and ratio levels anticipated by regulatory agencies to maintain or improve current ratings and other similar requirements. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. HGI does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.

Non-U.S. GAAP Measures

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Spectrum Brands uses adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-U.S. GAAP financial measure. Management believes that adjusted EBITDA is significant to gaining an understanding of Spectrum Brands’ results as it is frequently used by the financial community to provide insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt and is one of the measures used for determining Spectrum Brands’ debt covenant compliance.  Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.  See Table 3 for a reconciliation of Adjusted EBITDA to the Consumer Products segment’s operating income.   FGL uses adjusted operating income, a non-U.S. GAAP financial measure frequently used throughout the insurance industry. Management believes the adjustments made to reported operating income (loss) of the insurance segment in order to derive adjusted operating income (loss) are significant to gaining an understanding of FGL’s results of operations. For example, FGL could have strong operating results in a given period, yet show operating income that is materially less, if during the period the fair value of its derivative assets hedging the FIA index credit obligations decrease due to general equity market conditions but the FIA liability related to the index credit obligation did not decrease in the same proportion as the derivative asset because of non-equity market factors such as interest rate movements. Similarly, FGL could also have poor operating results yet show operating income that is materially greater, if during the period the fair value of the derivative assets increase but the FIA liability increase is less than the fair value change of the derivative assets. FGL hedges its FIA index credits with a combination of static and dynamic strategies, which can result in earnings volatility. The management and board of directors of FGL review adjusted operating income (loss) and reported operating income (loss) as part of their examination of FGL’s overall financial results. However, these examples illustrate the significant impact derivative and embedded derivative movements can have on reporting operating income (loss). Accordingly, the management and board of directors of FGL perform an independent review and analysis of these items, as part of their review of FGL’s hedging results each period.   See Table 4 for a reconciliation of adjusted operating income to the Insurance segment’s operating income.  Management provides the aforementioned information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While management believes that non-U.S. GAAP measurements are useful supplemental information, such adjusted results are not intended to replace U.S. GAAP financial results and should be read in conjunction with those U.S. GAAP results.

Table 1:

HARBINGER GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Month Period Ended		Nine Month Period Ended
	July 1, 2012	July 3, 2011 (a)	July 1, 2012	July 3, 2011 (a)
	(Unaudited)		(Unaudited)
Revenues:
Consumer Products and Other:
Net sales	$824,803	$804,635	$2,419,859	$2,359,586
Insurance and Financial Services:
Premiums	12,044	25,118	42,170	25,118
Net investment income	179,297	176,885	539,057	176,885
Net investment gains (losses)	(12,906)	1,228	254,616	1,228
Insurance and investment product fees and other	8,922	26,424	28,161	26,424
	187,357	229,655	864,004	229,655
Total revenues	1,012,160	1,034,290	3,283,863	2,589,241
Operating costs and expenses:
Consumer Products and Other:
Cost of goods sold	533,107	510,941	1,584,106	1,511,215
Selling, general and administrative expenses	209,770	222,939	638,186	690,493
	742,877	733,880	2,222,292	2,201,708
Insurance and Financial Services:
Benefits and other changes in policy reserves	140,990	129,959	559,702	129,959
Acquisition and operating expenses, net of deferrals	20,010	28,595	100,763	28,595
Amortization of intangibles	26,880	21,340	111,979	21,340
	187,880	179,894	772,444	179,894
Total operating costs and expenses	930,757	913,774	2,994,736	2,381,602
Operating income	81,403	120,516	289,127	207,639
Interest expense	(54,447)	(51,904)	(194,417)	(192,650)
(Increase) decrease in fair value of equity conversion feature of preferred stock	(125,540)	5,960	(124,010)	5,960
Bargain purchase gain from business acquisition	-	158,341	-	158,341
Gain on contingent purchase price reduction	-	-	41,000	-
Other income (expense), net	(17,446)	1,126	(25,947)	1,089
Income (loss) from continuing operations before income taxes	(116,030)	234,039	(14,247)	180,379
Income tax expense (benefit)	(5,855)	3,720	50,605	63,906
Net income (loss)	(110,175)	230,319	(64,852)	116,473
Less: Net income (loss) attributable to noncontrolling interest	24,925	13,015	18,765	(18,811)
Net income (loss) attributable to controlling interest	(135,100)	217,304	(83,617)	135,284
Less: Preferred stock dividends and accretion	13,980	5,963	45,559	5,963
Net income (loss) attributable to common and
participating preferred stockholders	$(149,080)	$211,341	$(129,176)	$129,321

Net income (loss) per common share attributable to controlling interest:
Basic	$(1.07)	$1.16	$(0.93)	$0.71
Diluted	$(1.07)	$1.16	$(0.93)	$0.71

(a)  Retrospectively adjusted for the finalization of provisional acquisition accounting balances.

Table 2:

HARBINGER GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 1,	September 30,
	2012	2011 (a)
	(Unaudited)
ASSETS
Consumer Products and Other:
Cash and cash equivalents	$262,261	$321,352
Short-term investments	204,241	350,638
Receivables, net	428,440	394,283
Inventories, net	552,515	434,630
Prepaid expenses and other current assets	85,460	143,654
Total current assets	1,532,917	1,644,557
Properties, net	208,888	206,799
Goodwill	688,045	610,338
Intangibles, net	1,716,977	1,683,909
Deferred charges and other assets	94,454	97,324
	4,241,281	4,242,927
Insurance and Financial Services:
Investments:
Fixed maturities, available-for-sale, at fair value	15,069,952	15,367,474
Equity securities, available-for-sale, at fair value	242,264	287,043
Derivative investments	160,565	52,335
Asset-backed loans and other invested assets	92,424	44,279
Total investments	15,565,205	15,751,131
Cash and cash equivalents	1,570,565	816,007
Accrued investment income	183,453	212,848
Reinsurance recoverable	2,326,425	1,612,036
Intangibles, net	410,879	457,167
Deferred tax assets	131,937	207,729
Other assets	151,604	291,043
	20,340,068	19,347,961
Total assets	$24,581,349	$23,590,888
LIABILITIES AND EQUITY
Consumer Products and Other:
Current portion of long-term debt	$28,251	$16,090
Accounts payable	251,932	328,635
Accrued and other current liabilities	251,820	317,629
Total current liabilities	532,003	662,354
Long-term debt	2,296,404	2,032,690
Equity conversion feature of preferred stock	199,360	75,350
Employee benefit obligations	80,353	89,857
Deferred tax liabilities	369,444	338,679
Other liabilities	30,188	44,957
	3,507,752	3,243,887
Insurance and Financial Services:
Contractholder funds	15,285,816	14,549,970
Future policy benefits	3,602,729	3,598,208
Liability for policy and contract claims	113,192	56,650
Note payable	-	95,000
Other liabilities	474,245	381,597
	19,475,982	18,681,425
Total liabilities	22,983,734	21,925,312

Commitments and contingencies

Temporary equity:
Redeemable preferred stock	313,450	292,437

Harbinger Group Inc. stockholders' equity:
Common stock	1,402	1,393
Additional paid-in capital	854,776	872,683
Accumulated deficit	(257,259)	(128,083)
Accumulated other comprehensive income	253,812	149,448
Total Harbinger Group Inc. stockholders' equity	852,731	895,441
Noncontrolling interest	431,434	477,698
Total permanent equity	1,284,165	1,373,139
Total liabilities and equity	$24,581,349	$23,590,888

(a)  Derived from the audited consolidated financial statements as of September 30, 2011 and retrospectively adjusted for the finalization of provisional acquisition accounting balances.

Table 3:

Reconciliation of adjusted EBITDA of Consumer Products segment to U.S. GAAP operating income

	Three Months Ended		Nine Months Ended
	July 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011
Adjusted EBITDA of Consumer Products segment	$133	$127	$359	$343

Reconciliation to reported operating income:
Reported operating income - consumer products segment	$95	$79	$234	$195
Add: Other income (expense) not included above	(1)	(1)	(2)	(2)
Add back:
Restructuring and related charges	4	7	16	18
Acquisition and integration related charges	5	8	20	31
Depreciation and amortization, net of accelerated depreciation	30	34	91	101
Adjusted EBITDA - consumer products segment	$133	$127	$359	$343

Table 4:

Reconciliation of adjusted operating income (pre-tax) of insurance segment to U.S. GAAP operating income

	Three Months Ended		Nine Months Ended
	July 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011
Adjusted operating income of Insurance segment (pre-tax)	$5	$28	$43	$28

Reconciliation to reported operating income (loss):
Reported operating income (loss) - insurance segment	$(1)	$50	$92	$50
Effect of investment (gains) losses, net of offsets	(17)	(12)	(72)	(12)
Effect of change in FIA embedded derivative discount rate, net of offsets	18	(14)	11	(14)
Effects of transaction-related reinsurance	5	4	12	4
Adjusted operating income - pre-tax	$5	$28	$43	$28

Harbinger Group Inc.
Investor Relations:
Tara Glenn, 212-906-8560
investorrelations@harbingergroupinc.com
or
APCO Worldwide
Jeff Zelkowitz, 646-218-8744
jzelkowitz@apcoworldwide.com

Source: Harbinger Group Inc.